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                REPUBLIC AUTOMOTIVE PARTS, INC.

                          $50,000,000

                   REVOLVING CREDIT AGREEMENT

                              WITH

                         COMERICA BANK

                            AS AGENT

                        March 31, 1997



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                        TABLE OF CONTENTS

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1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  1

2.   THE INDEBTEDNESS. . . . . . . . . . . . . . . . . . . . .  9
     2.1  Commitment . . . . . . . . . . . . . . . . . . . . .  9
     2.2  Note . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.3  Maturity . . . . . . . . . . . . . . . . . . . . . .  9
     2.4  Requests for Advance . . . . . . . . . . . . . . . .  9
     2.5  Disbursement of Advances . . . . . . . . . . . . . . 10
     2.6  Commitment Fees. . . . . . . . . . . . . . . . . . . 10
     2.7  Unutilized Commitment Designations . . . . . . . . . 11
     2.8  Utilized Commitment Designations . . . . . . . . . . 11
     2.9  Optional Reduction or Termination
           of Revolving Loan Commitment....................... 11
     2.10 Purpose of Advances. . . . . . . . . . . . . . . . . 12
     2.11 Prepayment and Readvances. . . . . . . . . . . . . . 12

3.   LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . 12
     3.1  Letters of Credit. . . . . . . . . . . . . . . . . . 12
     3.2  Conditions to Issuance . . . . . . . . . . . . . . . 12
     3.3  Participations in Letters of Credit. . . . . . . . . 13
     3.4  Letter of Credit Fees. . . . . . . . . . . . . . . . 14
     3.5  Issuance Fees. . . . . . . . . . . . . . . . . . . . 14
     3.6  Draws Under Letters of Credit. . . . . . . . . . . . 14
     3.7  Funding of Letter of Credit Payment as Advance . . . 15
     3.8  Obligations Irrevocable. . . . . . . . . . . . . . . 15
     3.9  Risk Under Letters of Credit . . . . . . . . . . . . 16
     3.10 Indemnification. . . . . . . . . . . . . . . . . . . 17
     3.11 Right of Reimbursement . . . . . . . . . . . . . . . 18

4.   INTEREST, FEE AND INTEREST CALCULATION, INTEREST PERIODS,
     CONVERSIONS, PREPAYMENTS. . . . . . . . . . . . . . . . . 18
     4.1  Interest . . . . . . . . . . . . . . . . . . . . . . 18
     4.2  Calculations . . . . . . . . . . . . . . . . . . . . 18
     4.3  Conversion and Renewal of Advances . . . . . . . . . 19
     4.4  Prepayments. . . . . . . . . . . . . . . . . . . . . 19

5.   SPECIAL PROVISIONS FOR ADVANCES . . . . . . . . . . . . . 19
     5.1  Reimbursement of Prepayment Costs. . . . . . . . . . 19
     5.2  Agent's Eurodollar Lending Office. . . . . . . . . . 20
     5.3  Circumstances Affecting Eurocurrency-based
           Availability....................................... 20
     5.4  Laws Affecting Eurodollar-based Loan Availability. . 20
     5.5  Increased Costs. . . . . . . . . . . . . . . . . . . 20
     5.6  Margin Adjustments . . . . . . . . . . . . . . . . . 21

6.   PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.1  Payment Procedure. . . . . . . . . . . . . . . . . . 22
     6.2  Application of Proceeds. . . . . . . . . . . . . . . 23
     6.3  Pro-rata Recovery. . . . . . . . . . . . . . . . . . 23
     6.4  Deposits and Accounts. . . . . . . . . . . . . . . . 23
     6.5  Net Payments . . . . . . . . . . . . . . . . . . . . 24
     6.6  Tax Treaty Certificate . . . . . . . . . . . . . . . 24

7.   CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . 25
     7.1  Authority Documents. . . . . . . . . . . . . . . . . 25

8.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 25
     8.1  Organization . . . . . . . . . . . . . . . . . . . . 25
     8.2  Authorization. . . . . . . . . . . . . . . . . . . . 26
     8.3  Non-Contravention. . . . . . . . . . . . . . . . . . 26
     8.4  Litigation . . . . . . . . . . . . . . . . . . . . . 26
     8.5  Encumbrances . . . . . . . . . . . . . . . . . . . . 26
     8.6  Subsidiaries . . . . . . . . . . . . . . . . . . . . 26
     8.7  ERISA. . . . . . . . . . . . . . . . . . . . . . . . 26
     8.8  Financial Information. . . . . . . . . . . . . . . . 26
     8.9  Environmental Compliance . . . . . . . . . . . . . . 27
     8.10 Environmental Proceedings. . . . . . . . . . . . . . 27
     8.11 Environmental Clean-ups. . . . . . . . . . . . . . . 27
     8.12 Environmental Orders . . . . . . . . . . . . . . . . 27

9.   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . 27
     9.1  Reporting Requirements . . . . . . . . . . . . . . . 28
     9.2  Net Working Capital. . . . . . . . . . . . . . . . . 28
     9.3  Effective Tangible Net Worth . . . . . . . . . . . . 28
     9.4  Cash Flow Coverage . . . . . . . . . . . . . . . . . 29
     9.5  Leverage Ratio . . . . . . . . . . . . . . . . . . . 29
     9.6  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 29
     9.7  Insurance. . . . . . . . . . . . . . . . . . . . . . 29
     9.8  Books and Records. . . . . . . . . . . . . . . . . . 29
     9.9  Notice of Defaults . . . . . . . . . . . . . . . . . 29
     9.10 Maintenance of Status. . . . . . . . . . . . . . . . 29
     9.11 Compliance with ERISA. . . . . . . . . . . . . . . . 29
     9.12 Notice of ERISA Events . . . . . . . . . . . . . . . 30

10.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . 30
     10.1 Mergers/Consolidations . . . . . . . . . . . . . . . 30
     10.2 Guaranties . . . . . . . . . . . . . . . . . . . . . 30
     10.3 Acquisitions . . . . . . . . . . . . . . . . . . . . 31
     10.4 Liens. . . . . . . . . . . . . . . . . . . . . . . . 31
     10.5 Investments/Loans. . . . . . . . . . . . . . . . . . 33
     10.6 Dividends. . . . . . . . . . . . . . . . . . . . . . 33

11.  ENVIRONMENTAL PROVISIONS. . . . . . . . . . . . . . . . . 34
     11.1 Environmental Compliance . . . . . . . . . . . . . . 34
     11.2 Notice of Environmental Matters. . . . . . . . . . . 34
     11.3 Notice of Environmental Warranties . . . . . . . . . 34
     11.4 Testing and Reports. . . . . . . . . . . . . . . . . 34
     11.5 Environmental Audits and Findings. . . . . . . . . . 34
     11.6 Indemnification. . . . . . . . . . . . . . . . . . . 35

12.  DEFAULTS. . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.1 Payments . . . . . . . . . . . . . . . . . . . . . . 35
     12.2 Other Defaults . . . . . . . . . . . . . . . . . . . 35
     12.3 Insolvency . . . . . . . . . . . . . . . . . . . . . 36
     12.4 Cash Collateral. . . . . . . . . . . . . . . . . . . 37

13.  AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     13.1 Appointment of Agent . . . . . . . . . . . . . . . . 37
     13.2 Deposit Account with Agent . . . . . . . . . . . . . 37
     13.3 Exculpatory Provisions . . . . . . . . . . . . . . . 37
     13.4 Successor Agents . . . . . . . . . . . . . . . . . . 38
     13.5 Right of Agent as Bank . . . . . . . . . . . . . . . 38
     13.6 Credit Decisions . . . . . . . . . . . . . . . . . . 38
     13.7 Notices by Agent . . . . . . . . . . . . . . . . . . 38
     13.8 Agent's Fees . . . . . . . . . . . . . . . . . . . . 38
     13.9 Nature of Agency . . . . . . . . . . . . . . . . . . 38
     13.10 Actions; Confirmation of Agent's Authority to
            Act in Event of Default. . . . . . . . . . . . . . 38
     13.11 Authority of Agent to Enforce Notes
            And This Agreement................................ 39

14.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 39
     14.1 Law of Michigan; Submission to Jurisdiction. . . . . 39
     14.2 Agent's Costs and Expenses . . . . . . . . . . . . . 39
     14.3 Notices. . . . . . . . . . . . . . . . . . . . . . . 40
     14.4 Successors and Assigns . . . . . . . . . . . . . . . 40
     14.5 Indulgence . . . . . . . . . . . . . . . . . . . . . 41
     14.6 Counterparts . . . . . . . . . . . . . . . . . . . . 41
     14.7 Entire Agreement; Amendments; Waivers; Consents. . . 41
     14.8 Confidentiality. . . . . . . . . . . . . . . . . . . 42
     14.9 Interest . . . . . . . . . . . . . . . . . . . . . . 42
     14.10 Jury Waiver ..... . . . . . . . . . . . . . . . . . 43
     14.11 Effective Upon Execution. . . . . . . . ..... . . . 43










































                        REPUBLIC AUTOMOTIVE PARTS, INC.
                        REVOLVING CREDIT AGREEMENT


     THIS AGREEMENT, made as of the 31st day of March, 1997, between REPUBLIC AUTOMOTIVE PARTS, INC., a Delaware corporation ("Borrower"), the Banks (defined below) from time to time party hereto, and COMERICA BANK, a Michigan banking corporation as agent for the Banks (in such capacity, "Agent").

     WHEREAS, pursuant to a certain Fifth Amended and Restated Credit Agreement dated as of July 5, 1995 between Company and Comerica Bank ("Prior Agreement"), Comerica Bank has made certain loans and advances to Borrower and issued certain letters of credit for the accounts of Borrower,

     WHEREAS, Borrower has requested Agent and the Banks to extend and renew loans and advances outstanding under the Prior Agreement and to provide Borrower with facilities for additional loans and extensions of credit to Borrower and for the issuance of letters of credit for the account of Borrower, and

     WHEREAS, Agent and the Banks are willing to do so, but only on the terms and conditions of this Agreement;

     NOW, Therefore, IT IS AGREED that the Prior Agreement is hereby amended and restated as follows:

1.   DEFINITIONS

     For the purposes of this Agreement the following terms (when capitalized) will have the following meanings:

     1.1 "Acquisition Capital Expenditures" shall mean with respect to any period, capital expenditures during such period which are made as part of an acquisition by Borrower or a Subsidiary which is permitted pursuant to the provisions of Section 10.3.

     1.2 "Activation Fee" shall mean the fee payable to the Bank in connection with each designation by Borrower, pursuant to Section 2.8 hereof, of all or any portion of the Unutilized Commitment as Utilized Commitment, in the amount of .025 percent of the portion of the Unutilized Commitment thereby designated as Utilized Commitment.

     1.3 "Advance" shall mean a borrowing requested by Borrower and made by the Banks, or otherwise made by Banks in the absence of Borrower's request pursuant to Section 3.7 hereof.

     1.4 "Affiliate" shall mean, when used with respect to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     1.5 "Agent" shall mean Comerica Bank in its capacity as Agent hereunder or any successor appointed in accordance with Section 13.4 hereof.

     1.6 "Agent's Fees" shall mean those fees and expenses required to be paid by Borrower to Agent under Section 13.8 hereof.

     1.7 "Agreement" shall mean this Agreement as amended from time to time in accordance with the terms hereof.

     1.8 "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

     1.9 "Applicable Interest Rate" shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by a Borrower from time to time or otherwise determined pursuant to the terms and conditions of this Agreement.

     1.10 "Assignment Agreement" shall mean an assignment agreement executed by a Bank and delivered to Agent pursuant to Section 14.4(a) hereof, in the form attached as Exhibit "A" hereto.

     1.11 "Banks" shall mean each lender signatory hereto and each Person who becomes a party hereto pursuant to Section 14.4(a) hereof.

     1.12 "Business Day" shall mean any day on which commercial banks are open for domestic and international business (including dealings in dollar deposits in the interbank market) in Detroit and London.

     1.13 "Cash Flow Coverage Ratio" shall mean as of any date of determination, a ratio, the numerator of which is earnings for the four preceding fiscal quarters ending as of such date of determination before interest expense for such period, taxes for such period and depreciation and amortization for such period, plus the increase if any in the LIFO Reserve during such period and the denominator of which is interest expense and taxes for such period, plus an amount equal to all scheduled payments of principal with respect to Long Term Debt during such period, plus all scheduled payments with respect to capitalized leases during such period, plus the amount of all capital expenditures (except Acquisition Capital Expenditures) during such period, all as determined in accordance with GAAP on a consolidated basis for Borrower and its Subsidiaries. In determining the Cash Flow Coverage Ratio, principal payments with respect to Advances shall be excluded.

     1.14 "Closing Date" shall mean the date, on or before March ___, 1997, on which the conditions of Section 7.1 hereof have been satisfied.

     1.15 "Commitment Fees" shall mean the commitment fees payable to Agent for distribution to the Banks pursuant to Section 2.6 hereof.

     1.16 "Default" shall mean an event, occurrence or circumstance which, with the giving of notice and/or passage of time, would constitute an Event of Default.

     1.17 "Default Rate" shall mean three percent (3%) plus the Applicable Interest Rate.

     1.18 "Documents" shall mean this Agreement, the Notes, the Guaranties, the Letter of Credit Agreements, the subordination agreements relating to Subordinated Debt, and all other agreements and instruments delivered to Banks pursuant to this Agreement or any of the foregoing.

     1.19 "Dollars" and the sign "$" shall mean lawful money of the United States of America.

     1.20 "EBITDA" shall mean, as of the last day of any fiscal quarter, for the four fiscal quarters immediately preceding any calculation thereof, net income (before extraordinary items) plus the aggregate amounts deducted in determining net income for such period in respect of federal, state and local income and franchise taxes, interest expense and depreciation and amortization, all determined on a consolidated basis in accordance with GAAP.

     1.21 "Effective Tangible Net Worth" shall mean, as of the date of any determination thereof, the sum of Tangible Net Worth and the principal amount of Subordinated Debt then outstanding.

     1.22 "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

     1.23 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code. Section references to ERISA are to ERISA as in effect as of the date of this Agreement and any subsequent amendment, supplement or substitution thereof.

     1.24 "Eurodollar-based Advance" shall mean an Advance which bears interest at a rate based on the Eurodollar-based Rate.

     1.25 "Eurodollar-based Rate" shall mean a per annum interest rate equal to the Eurodollar Rate, plus the Margin from time to time in effect.

     1.26 "Eurodollar Lending Office" shall mean Agent's office located at Grand Cayman or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower.

     1.27 "Eurodollar Rate" shall mean:

          (a) the per annum interest rate at which the Eurodollar Lending Office offers deposits to prime banks in the eurocurrency market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Interest Period; divided by,

          (b) a percentage (expressed as a decimal) equal to one hundred percent (100%) minus that percentage which is in effect on the date for an Advance of a Eurodollar-based Advance as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements for a member bank of the Federal Reserve System with deposits exceeding five billion dollars in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar-based Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States Eurodollar Lending Office of such a bank to United States residents).

     1.28 "Event of Default" shall mean any of the Events of Default specified in Sections 12.1 through 12.3 hereof.

     1.29 "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

     1.30 "GAAP" shall mean generally accepted accounting principles in the United States of America consistent with those used in preparation of the financial statements of Borrower required under this Agreement.

     1.31 "Guaranty" shall mean the guaranty agreements executed and delivered to the Agent by each of the now existing or hereafter formed or acquired Subsidiaries of Borrower, in each case, guarantying to Agent and to each Bank the payment and performance of indebtedness and obligations of Borrower to Agent and the Banks.

     1.32 "Highest Lawful Rate" shall mean, with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on its Note or other indebtedness under laws applicable to such Bank which are in effect as of the date hereof or, to the extent allowed by law, under such laws applicable to such Bank which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

     1.33 "Indebtedness" shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money (including Subordinated Debt), (ii) the face amount of all letters of credit (other than trade letters of credit) issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under interest rate agreements, and (v) all obligations which have the economic effect of a guaranty of Indebtedness of the types described in clauses (i) through (iv) above, regardless of characterization.

     1.34 "Interest Period" shall mean an interest period:

          (a) in the case of any Advance which is a Prime-based Advance, an initial period beginning on the date of the Advance thereof and ending on the next occurring Quarterly Date and thereafter, successive Interest Periods beginning on the day after each Quarterly Date and ending on each succeeding Quarterly Date; and

          (b) in the case of any Advance which is a Eurodollar-based Advance, one (1), two (2), three (3) or six (6) months as selected by Borrower.

provided however, that:

               (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day;

               (ii) when an Interest Period for a Eurodollar-based Advance begins on a day which has no numerically corresponding day in another calendar month during which such Interest Period is to end, it shall end on the last Business Day of such other calendar month; and

               (iii) no Interest Period for any Advance shall extend beyond the Maturity Date.

     1.35 "Letter(s) of Credit" shall mean any standby letters of credit:

          (a) issued pursuant to the Prior Agreement and unexpired as of the Closing Date; and

          (b) hereafter issued by Agent at the request of or for the account of Borrower pursuant to Article 3 hereof.

     1.36 "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application of Borrower requesting Agent to issue such Letter of Credit (including the terms and conditions on the reverse side thereof or otherwise provided therein), in the form and substance acceptable to Agent providing, however, that "Letter of Credit Agreement" shall not include any provision of any such application which conflicts or is inconsistent with provisions of this Agreement and, in the event of any such conflict or inconsistency, the provisions of this Agreement shall control.

     1.37 "Letter of Credit Fees" shall mean the fees payable to Agent for the account of the Banks in connection with Letters of Credit pursuant to
Section 3.4 hereof.

     1.38 "Letter of Credit Maximum" shall mean, as of any date, the lesser of:

          (a)  Five Million Dollars ($5,000,000); or

          (b) the Utilized Commitment minus the sum of the aggregate principal amount of outstanding Advances.

     1.39 "Letter of Credit Obligation" shall mean the obligation of Borrower under each Letter of Credit Agreement to reimburse the Agent for each payment made by the Agent under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing under such Letter of Credit Agreement.

     1.40 "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Agent in its capacity as issuer of a Letter of Credit as a result of a draw against any Letter of Credit.

     1.41 "Leverage Ratio" shall mean the ratio of the Indebtedness (determined on a consolidated basis in accordance with GAAP) to EBITDA.

     1.42 "Long Term Debt" shall mean the consolidated long term indebtedness of Company and the Subsidiaries, excluding all Subordinated Debt, but including any unfunded ERISA liability and capitalized lease.

     1.43 "Majority Banks" shall mean:

          (a) so long as there are fewer than three (3) Banks or any one Bank has a Percentage greater than thirty five percent (35%), all of the Banks; and

          (b) at all other times, the Banks whose Percentages constitute sixty-five percent (65%) or more.

     1.44 "Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin, determined in accordance with the provisions of Section 5.6 hereof by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 5.6.

     1.45 "Material Adverse Change or Effect" shall mean with respect to any matter that such matter could reasonably be expected to materially and adversely affect the business, properties, condition (financial or otherwise), or results of operations of Borrower and its Subsidiaries, in each case considered as a whole.

     1.46 "Maturity Date" shall mean April 30, 2001.

     1.47 "Net Working Capital" shall mean the dollar amount computed by subtracting current liabilities (excluding any payments under the Notes which shall fall due within one year) from current assets; provided, however, for purposes of this computation, all prepaid items shall be excluded from current assets.

     1.48 "Notes" shall mean the promissory notes made by Borrower to the Banks as evidence of Advances pursuant to Section 2.2 hereof.

     1.49 "Pension Plans" shall mean any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is or has been maintained by or to which contributions are or have been made by Borrower or any ERISA Affiliate.

     1.50 "Percentage" shall mean, with respect to each Bank, the percentage set forth opposite its name on Schedule 1.50 hereto, as such Percentages may change from time to time pursuant to Section 14.4(a) hereto.

     1.51 "Person" shall mean an individual, corporation, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agent or political subdivision thereof or other entity of any kind.

     1.52 "Prime Rate" shall mean the per annum interest rate established by Agent as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Agent at any such time.

     1.53 "Prime-based Advance" shall mean an Advance which bears interest at a rate based on the Prime-based Rate.

     1.54 "Prime-based Rate" shall mean, as of any day:

          (a) that rate of interest which is the greater of: (i) the Prime Rate; or (ii) the Alternate Base Rate; plus

          (b)  the Margin then in effect for Prime-based Advances.

     1.55 "Quarterly Net Earnings" shall mean as of any date of determination the positive net earnings of Borrower computed for each fiscal quarter in which Borrower has positive net earnings, commencing with the fiscal quarter beginning on January 1, 1997 and, excluding in the determination thereof, each fiscal quarter for which Borrower has net losses.

     1.56 "Quarterly Date" shall mean the last Business Day of each March, June, September and December.

     1.57 "Request for Advance" shall mean a request for an Advance under the Notes issued by Borrower under this Agreement in the form annexed hereto as Exhibit "B".

     1.58 "Revolving Commitment" shall mean Fifty Million Dollars
($50,000,000) or such lesser amount to which it may be reduced pursuant to
Section 2.9 hereof.

     1.59 "Subordinated Debt" shall mean Indebtedness of Borrower or a Subsidiary which is subordinated to the Indebtedness of Borrower to Agent and the Banks, on terms and conditions, and pursuant to a written subordination agreement, satisfactory to Agent and the Banks, including, without limitation, Indebtedness of Borrower or its Subsidiaries outstanding on the Closing Date evidenced by the Subordinated Promissory Notes made by Republic Automotive Parts Sales, Inc. (i) as of July 7, 1995, to the order of Beacon Auto Parts Company in the principal amount of Two Million Dollars ($2,000,000), (ii) as of September 27, 1995 to the order of Prefered Power, Inc. in the principal amount of Six Hundred Ninety One Thousand Six Hundred Thirty Eight and 95/100 Dollars ($691,638.95), and (iii) as of August 1, 1995 to the order of Barry E. and Kimberly Burkhart in the principal amount of Two Hundred Thousand Dollars ($200,000).

     1.60 "Subsidiary" shall mean a corporation of which more than fifty percent (50%) of the outstanding voting stock is owned by Borrower, either directly or indirectly through one or more intermediaries.

     1.61 "Tangible Net Worth" shall mean the dollar amount computed by subtracting total liabilities from total assets of Borrower and the Subsidiaries on a consolidated basis and subtracting from such amount goodwill and other intangible assets.

     1.62 "Utilized Commitment" shall mean that portion of the Revolving Commitment designated by Borrower from time to time in writing to Agent pursuant to Section 2.8 hereof as the active portion thereof and shall be an amount equal to the Revolving Commitment less the Unutilized Commitment. As of the date of this Agreement, the Utilized Commitment shall be Fifty Million Dollars ($50,000,000).

     1.63 "Unutilized Commitment" shall mean the amount designated by Borrower from time to time in writing to Agent pursuant to Section 2.7 hereof as the inactive portion of the Revolving Commitment, and shall be an amount equal to the Revolving Commitment less the Utilized Commitment. As of the date of this Agreement, the Unutilized Commitment shall be $0.

     1.64 "Usage" shall mean, as of any day, an amount equal to the principal sum of all Advances outstanding on such day plus the aggregate face amount of all unexpired Letters of Credit outstanding on such day.

2.   THE INDEBTEDNESS

     2.1 Commitment. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make Advances to Borrower, such Bank's respective Percentage of the Revolving Commitment from time to time until the Maturity Date to be made at any time during its Advance Period, in aggregate principal amounts outstanding at any time not to exceed the Revolving Commitment.

     2.2 Note. The Advances shall be evidenced by Notes made by Borrower to each Bank in principal amounts equal to each Bank's Percentage of the Revolving Commitment, in the form attached hereto as Exhibit "C".

     2.3 Maturity. The Notes, and all principal and interest then outstanding thereunder, shall mature and become due and payable in full on the Maturity Date. Each Advance shall be either a Prime-based Advance or a Eurodollar-based Advance, as the Borrower may elect or as otherwise applicable pursuant to the provisions hereof. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be presumed correct absent manifest error.

     2.4 Requests for Advance. Borrower may request Advances by delivery to Agent of a Request for Advance, executed by an authorized officer of Borrower and subject to the following:

          (a) each such Request for Advance shall set forth all other information required on the Request for Advance form;

          (b) each such Request for Advance shall be delivered to Agent by 12:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 11:00 a.m. (Detroit time) on such proposed date;

          (c) the principal amount of such Advance, plus the amount of any outstanding Advance under the same Notes having the same Applicable Interest Rate and Interest Period shall be at least: (i) in the case of a Prime-based Advance, One Hundred Thousand Dollars ($100,000), or a greater integral multiple of One Hundred Thousand Dollars ($100,000); and (ii) in the case of a Eurodollar-based Advance, Five Hundred Thousand Dollars ($500,000) or a greater integral multiple of One Hundred Thousand Dollars ($100,000);

          (d) a Request for Advance, once delivered to Agent, shall not be revocable by Borrower;

          (e) upon the making of the Advance (i) there shall be no more than five (5) Eurodollar-based Advances in effect and (ii) the Usage shall not exceed the amount of the Utilized Commitment; and

          (f) each Request for Advance shall constitute a certification by the Borrower as of the date thereof that all of the conditions set forth in Section 7 hereof are satisfied as of the date of such request and shall be satisfied as of the date such Advance is requested;

     2.5 Disbursement of Advances. Upon receiving any Request for Advance under Section 2.4 hereof Agent shall promptly notify each Bank by wire, telex or by telephone, including facsimile transmission (confirmed by wire or telex) of the date for such Advance, its Applicable Interest Rate and the amount of the Advance to be made by each Bank pursuant to its Percentage. Each Bank shall, not later than 2:00 p.m. (Detroit time) on the date of such Advance, make available the amount of its Percentage of the Advance in immediately available funds to Agent, at the office of Agent located at 500 Woodward Avenue, Detroit, Michigan. Subject to submission of an executed Request for Advance without exceptions noted in the compliance certification therein, Agent shall make available to Borrower, not later than 4:00 p.m. (Detroit time) on such date, the aggregate of the amounts so received by it in like funds by credit to an account of Borrower, maintained with Agent or to such other account or third party as Borrower may direct. Unless Agent shall have been notified by any Bank prior to the funding of any proposed Advance that such Bank does not intend to make its Percentage of the Advance available, Agent may assume that such Bank has made such amount available on such date and may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to Agent by such Bank, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall be entitled to notify Borrower and, upon such notice Borrower shall repay such amount to Agent. Agent shall also be entitled to recover from such Bank or Borrower interest on such amount in respect of each day from the date such amount was made available by Agent to the date such amount is recovered by Agent, at a rate per annum equal to the Applicable Interest Rate, in the case of Borrower and the Federal Funds Effective Rate in the case of a Bank. The obligation of any Bank to make any Advance shall not be affected by the failure of any other Bank to make any Advance and no Bank shall have any liability to Borrower, the Agent, or any other Bank for another Bank's failure to make any Advance hereunder.

     2.6 Commitment Fees. On each Quarterly Date, the Borrower shall pay to the Agent on behalf of Banks, quarterly in arrears, Commitment Fees in the amount equal to the sum of: (a) the Margin applicable for Commitment Fees during such quarterly period multiplied by the average daily amount by which the Utilized Commitment from time-to-time in effect during such quarterly period exceeded the Usage during such quarterly period; plus, (b) one-half (1/2) of the Margin applicable for Commitment Fees during such quarterly period multiplied by the daily average amount of the Unutilized Commitment from time-to-time in effect during such quarterly period. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of such Commitment Fees, based upon the average daily unused portion of the Banks' respective Percentages of the Utilized Commitment during the quarter then ended (in the case of the portion of such Commitment Fees described in clause (a) above) and their respective Percentages (in the case of the portion of such Commitment Fees described in clause (b) above.) The Commitment Fees shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed and shall not be refundable under any circumstances.

     2.7 Unutilized Commitment Designations. Provided that no Default or Event of Default is then existing Borrower may at any time and from time to time, upon at least three (3) Business Days' prior written notice to the Agent, subject to the provisions of Section 2.10, designate a portion of the Revolving Commitment, to be a portion of the Unutilized Commitment, provided that (a) each such designation shall be in an aggregate amount equal to at least One Million Dollars ($1,000,000) or a larger amount in multiples of One Million Dollars ($1,000,000); (b) upon giving effect to such designation (i) the Unutilized Commitment shall not exceed Ten Million Dollars ($10,000,000) and (ii) the Usage shall not exceed the amount of the Utilized Commitment.
The Utilized Commitment shall be reduced by the aggregate amount so designated under this Section 2.7 as the Unutilized Commitment upon the effective date of each such designation.

     2.8  Utilized Commitment Designations.  Provided that no Default or
Event of Default is then existing, Borrower may, upon not less than three (3) Business Days' prior written notice to the Agent elect to activate all or any part of the Unutilized Commitment by designating it (or a portion of it) as Utilized Commitment provided that: (a) on or before the requested date for activation, Borrower shall pay to the Agent, the Activation Fee; and (b) that each such activation shall be in an aggregate amount of at least One Million Dollars ($1,000,000) or a larger amount in multiples of One Million Dollars ($1,000,000). Each activation of the Unutilized Commitment shall remain in effect (and shall not be reduced by a subsequent designation under Section 2.7 hereof) for a period of not less than ninety (90) consecutive days. Upon the effectiveness of any activation of the Unutilized Commitment under this
Section 2.8, the Unutilized Commitment shall decrease by the amount so activated and Agent shall make prompt payment to each of the Banks its prorata share of the Activation Fee paid by Borrower, in accordance with the Percentages.

     2.9  Optional Reduction or Termination of Revolving Loan Commitment.
Upon at least five (5) Business Days' prior written notice to the Agent, the Borrower may permanently reduce the Revolving Commitment, in whole or in part, provided that:

          (a) each partial reduction of the Revolving Commitment shall be in an aggregate amount equal to Five Hundred Thousand Dollars ($500,000) or an integral multiple thereof;

          (b) each reduction or termination shall be accompanied by the payment of the Commitment Fee accrued on the amount of the Revolving Commitment so reduced through the date of such reduction or termination;

          (c) the Revolving Commitment, as so reduced, shall not be less than the sum of undrawn face amount of outstanding Letters of Credit; and

          (d) the Borrower shall prepay Advances in the amount, if any, by which the Usage as of the date of such reduction exceeds the amount of the Revolving Commitment as so reduced, together with interest thereon to the date of prepayment and any additional amounts required thereon pursuant to Section 5.1 hereof.

     2.10 Purpose of Advances. As of the Closing Date, an initial Advance shall be made, and is deemed to be requested hereby, in the amount necessary to discharge in full all loans and advances outstanding as of the Closing Date under and in connection with Prior Agreement other than revolving credit advances then outstanding under the Prior Agreement with respect to which either the "Eurodollar-based Rate" or a "Quoted Rate" (each as defined in the Prior Agreement) is then applicable, which advances shall continue to be held by the Bank which is party to the Prior Agreement until the expiration of the "Interest Periods" (as established pursuant to the Prior Agreement) for such advances, whereupon they shall either be paid by Borrower or renewed as Advances hereunder. Notwithstanding the foregoing, such outstanding Advances shall be deemed to be Usage hereunder and shall, for the purpose of acceleration and/or limitations on Advances hereunder, shall be deemed to be Indebtedness hereunder. Advances hereunder, shall be available to and used by Borrower for general corporate purposes.

     2.11 Prepayment and Readvances. The Advances may be prepaid (subject to Sections 4.4 and 5.1) from time to time in accordance with the terms of this Agreement. Amounts so prepaid shall be available for readvance.

3.   LETTERS OF CREDIT

     3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Agent may, at the request of Borrower, at any time and from time to time from the Closing Date until the third (3rd) Business Day prior to the Maturity Date, issue Letters of Credit for the account of Borrower, in an aggregate amount at any one time outstanding not to exceed the Letter of Credit Maximum. Each Letter of Credit shall provide an initial expiration date not later than the earlier of (a) one (1) year from its date of issuance (subject to renewals) and that it is available by drafts drawn at sight and presentation of documents; and (b) three (3) Business Days prior to the Maturity Date.

     3.2 Conditions to Issuance. No Letter of Credit shall be issued pursuant to Section 3.1 hereof unless, as of the date the issuance of such Letter of Credit is requested:

          (a) the face amount of the Letter of Credit requested, plus the undrawn face amount of all other outstanding Letters of Credit will not exceed the Letter of Credit Maximum;

          (b) upon the issuance of the Letter of Credit requested, the Usage will not exceed the amount of the Utilized Commitment;

          (c) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of Borrower;

          (d)  Borrower shall have delivered to Agent, not less than five
               (5) Business Days prior to the requested date for issuance, the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Agent;

          (e) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Agent from issuing the Letter of Credit, or any Bank from taking an assignment of its interest pursuant to
               Section 3.3 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) of or from any governmental authority shall prohibit or request that Agent refrain from issuing, or any Bank refrain from taking an assignment of its interest in the Letter of Credit requested or letters of credit generally;

          (f) Agent shall have received the issuance fee required in connection with the issuance of such Letter of Credit pursuant to Section 3.5 hereof; and

          (g) all of the conditions set forth in Section 7 hereof are satisfied as of the date of such request and shall be satisfied as of the date requested for issuance of such Letter of Credit.

Each Letter of Credit Agreement submitted to Agent pursuant hereto shall constitute the certification by Borrower of the matters set forth in this
Section 3.2(a) through (g).

     3.3 Participations in Letters of Credit. Immediately upon the issuance of any Letter of Credit, each Bank shall be deemed to have, without further action on the part of Agent or any Bank, irrevocably and unconditionally purchased and received, without recourse or warranty, a participation in and assignment of Agent's engagement under such Letter of Credit in an amount equal to each such Bank's Percentage of the face amount of such Letter of Credit, and Banks hereby absolutely and unconditionally assume, as primary obligors and not sureties, and unconditionally agree to pay and discharge when due in accordance with the terms hereof, their respective Percentages of the Letter of Credit Payments under such Letters of Credit.

     3.4 Letter of Credit Fees. Borrower agrees to pay to Agent, for the accounts of the Banks, Letter of Credit Fees with respect to the undrawn face amount of each Letter of Credit at a per annum rate equal to the Margin then applicable to Eurodollar-based Advances pursuant to Section 5.6 hereof. Such fees shall be payable quarterly in arrears on each Quarterly Date and shall be assessed for the actual number of days elapsed from the date of the issuance of each Letter of Credit until the earlier of the date of expiration of such Letter of Credit, or the date of surrender of such Letter of Credit. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of the Letter of Credit Fees, based upon the Percentage interests of each such Bank in the Letters of Credit to which such Letters of Credit Fees relate.

     3.5 Issuance Fees. In connection with the Letters of Credit, the Borrower will pay, for the sole account of the Agent, standard fees and charges connected with administration, payment and cancellation of or under Letters of Credit assessed by Agent, at the times, in the amounts and on the terms separately agreed upon (or to be separately agreed upon from time to time) between Agent and Borrower.

     3.6  Draws Under Letters of Credit.

          (a) Upon receipt of any draw against a Letter of Credit, Agent shall promptly notify Borrower of the amount of such draw and the date for payment of such draw. The Borrower hereby agrees to deposit with Agent, on the first Business Day subsequent to such notice, funds sufficient to pay all Letter of Credit Obligations with respect to such draws. So long as all of the conditions set forth in Sections 2.4 and 7 hereof are complied with, Borrower shall be entitled to fund such deposit with proceeds of an Advance requested in accordance with Section 2.4 hereof. In the event that sufficient funds are not deposited with Agent on or before the date for payment of a draw, Agent shall so notify Banks and, immediately upon Agent's payment under any Letter of Credit and for all purposes of this Agreement and the Documents, the amount paid as a result of such draw: (i) shall constitute an Advance made by Banks in accordance with the Percentages in effect on such date, whether or not the Borrower is then entitled to request Advances under this Agreement or is in default hereunder or otherwise (and the Borrower shall not be entitled to refuse any such Advance);
               (ii) shall be evidenced by the Notes evidencing the Advances; (iii) shall bear interest at the Default Rate applicable to Prime-based Advances until repaid; and (iv) shall be due and payable on demand.

          (b) Any amounts so paid by Agent pursuant to a draft against any Letter of Credit (regardless of whether it is considered to be an Advance), with interest thereon as aforesaid, shall be considered to be an Advance for all purposes of this Agreement and the Documents, and shall be covered thereby to the full extent thereof.

          (c) In the event that Borrower fails to deposit with Agent funds sufficient to pay Letter of Credit Obligations with respect to any draw (whether through an Advance requested pursuant to Section 2.4 or otherwise) on a timely basis, from the date of Agent's payment on such draw until such Letter of Credit Obligations resulting from such draw shall have been paid, Borrower shall not be entitled to request or receive any direct Advance under Notes or to request or receive any other Advances or the issuance of Letters of Credit hereunder.

     3.7  Funding of Letter of Credit Payment as Advance.  By or before
11:00 a.m. (Detroit Time) on the date for payment of any draw on any Letter of Credit, Agent shall promptly notify each Bank by wire, telex or by telephone (confirmed by wire, telecopy or telex) of the amount of such draw (providing each Bank with a copy of the draft and accompanying certificate), and, if applicable, the amount of resulting Advances to be made pursuant to Section 3.6(a) hereof. If such an Advance is required pursuant to Section 3.6(a) hereof, each Bank hereby irrevocably and unconditionally agrees to make available the amount of its Percentage of such Advance in immediately available funds to Agent, at the office of Agent located at 500 Woodward Avenue, Detroit, Michigan, no later than 2:00 p.m. (Detroit time) on the date the Letter of Credit Payments are to be made in connection with such draw. In the event such draw is not considered to be or is subsequently determined not to constitute an Advance hereunder, each Bank shall nevertheless be obligated to purchase from Agent a participation interest in its Percentage of the draw, for an amount equal to its Percentage thereof. In such event, if such amount is not in fact made available to Agent by such Bank, as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Agent shall also be entitled to recover from such Bank or Borrower, as the case may be, interest on such amount in respect of each day from the date such amount was paid by Agent pursuant to the draft related thereto, at a rate per annum equal to: (i) in the case of Borrower, the Default Rate applicable to Prime-based Advances; and (ii) in the case of a Bank, the Federal Funds Effective Rate until two (2) Business Days after such amount was paid by Agent and thereafter, the rate provided for Borrower in clause (i) of this sentence. The obligation of any Bank to make any Advance hereunder shall not be affected by the failure of any other Bank to make any Advance hereunder, or to fund its Percentage of any Letter of Credit Payment, as the case may be, and no Bank shall have any liability to Borrower, the Agent, or any other Bank for another Bank's failure to make any such Advance hereunder, or to fund the Percentage of any other Bank.

     3.8 Obligations Irrevocable. The obligations of Borrower to make payments to Agent with respect to Letter of Credit Obligations under Section
3.6 hereof, and the obligations of Banks to make Advances with respect to and purchase interests in, Letter of Credit Payments pursuant to Section 3.7 hereof, shall be irrevocable and not subject to any qualification or exception whatsoever, including:

          (a) invalidity or unenforceability of this Agreement or any other Documents or any portions hereof or thereof;

          (b) the existence of any claim, set-off, defense or other right which Borrower or any Bank may have against a beneficiary named in a Letter of Credit, Agent, any Bank or any other Person;

          (c) any draft, certificate or any other document presented in connection with a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect except to the extent resulting from the gross negligence or willful misconduct of Agent;

          (d)  the occurrence of any Default or Event of Default;

          (e) payment by the Agent (other than as a result of its gross negligence or willful misconduct) under any Letter of Credit against presentation of a draft or accompanying certificate which does not comply with the terms of the Letter of Credit;

          (f) any failure, omission, delay or lack on the part of Agent or any party to this Agreement or any of the Documents to enforce, assert or exercise any right, power or remedy conferred upon Agent or any such party under this Agreement or any Documents;

          (g) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of the Borrower; the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangements, composition with creditors or readjustment or other similar proceedings affecting the Borrower, or any of its assets, or any allegation or contest of the validity of this Agreement or any of the Documents, in any such proceedings; and

          (h) except to the extent resulting from the gross negligence or willful misconduct of Agent, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, and any other event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Borrower from the performance or observance of any obligation, covenant or agreement contained in this Agreement or any of the Documents.

     3.9  Risk Under Letters of Credit.

          (a) In assigning and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Agent shall (as among Agent and the Banks) have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit; provided, however, that without the prior written concurrence of the Banks, Agent shall not: (i) amend, modify, terminate or release any of the obligations of Borrower respecting Letters of Credit or under any of said documents or instruments or any security interest, mortgage or guaranty given with respect thereto; (ii) compromise any claim or waive any right or privilege against Borrower; or
               (iii) settle any litigation respecting any Letter of Credit or any of said documents and instruments.

          (b) Subject to other terms and conditions of this Agreement, Agent shall hold the Letter of Credit Agreements and the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Agent's regularly established practices and procedures and Agent will have no further obligation with respect thereto. In the administration of Letters of Credit, Agent shall not be liable (except for the consequences resulting from its own willful misconduct or gross negligence) for any action taken or omitted, and shall be entitled at all times to rely upon on the advice of counsel, accountants, appraisers and other experts selected by Agent and Agent may rely upon any notice, communication, certificate or other statement from Borrower, beneficiaries of Letters of Credit, or any other Person which Agent believes to be authentic. Agent will notify the Banks of the issuance and amounts of Letters of Credit within three
               (3) Business Days of each issuance thereof.

          (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Agent makes no representation and shall have no responsibilities with respect to: (i) the obligations of Borrower or, the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same; (ii) the financial condition of, any representations made by, or any act or omission of Borrower or any other Person; or (iii) any failure or delay in exercising any rights or powers possessed by Agent in its capacity as issuer of Letters of Credit.

          (d) If at any time Agent shall recover any part of any unreimbursed amount for any Letter of Credit Obligation, or any interest thereon, Agent shall receive same for the pro rata benefit of the Banks in accordance with their respective Percentage interests therein and shall promptly deliver to each Bank its share thereof, less Bank's pro rata share of the costs of such recovery, including court costs and reasonable attorney's fees. If at any time any Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank's share of such payment, such Bank will promptly pay over such excess to Agent for redistribution in accordance with this Agreement.

     3.10 Indemnification. The Borrower hereby indemnifies and holds Agent and each of the Banks harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which any such party may incur (or which may be claimed against any such party by any person) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any Letter of Credit; provided, however, that the Borrower shall not be required to indemnify Agent or the Banks pursuant to this Section 3.10 for claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful and wrongful failure or willful and wrongful misconduct or gross negligence of the Agent or any Bank. Nothing in this Section 3.10 is intended nor shall be deemed to limit, reduce or otherwise affect in any manner whatsoever the reimbursement obligation of Borrower contained in Section 3.6 hereof.

     3.11 Right of Reimbursement. Each Bank agrees to reimburse the Agent on demand, pro rata in accordance their Percentages, for: (i) the reasonable out-of-pocket costs and expenses of the Agent to be reimbursed by Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrower; and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent (in its capacity as issuer of any Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any Letter of Credit Agreement, except to the extent that such liabilities, losses, costs or expenses were incurred by Agent as a result of Agent's gross negligence or willful misconduct.

4. INTEREST, FEE AND INTEREST CALCULATION, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS

     4.1 Interest. The Advances hereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding at the Applicable Interest Rates, as selected by Borrower or as otherwise applicable pursuant to the provisions of this Agreement from time to time, provided, however, that in no event shall any Notes or Advances bear interest at a rate greater than its Highest Lawful Rate. Interest with respect to each type of Advance shall be payable on the last day of each Interest Period applicable thereto, provided however, that if such Interest Period is longer than three (3) months, interest shall also be payable three
(3) months following the first day of such Interest Period. Notwithstanding the foregoing, in the event and so long as the Indebtedness remains unpaid hereunder at maturity (whether by reason of occurrence of the Maturity Date or by reason of an acceleration thereof pursuant to the terms of this Agreement), all principal outstanding under the Notes shall bear interest, payable on demand, from the date of such maturity or acceleration at a rate per annum equal to the Default Rate, provided, however, that in no event shall any Bank's Notes, Advances or other Indebtedness bear interest at a rate greater than the Highest Lawful Rate applicable to such Bank.

     4.2 Calculations. Commitment Fees, Letter of Credit Fees, and interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed in the period for determination thereof. The interest rate with respect to all Advances shall change on the effective date of any adjustment of the Margin. Additionally, the interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime Rate or Alternate Base Rate (as applicable).

     4.3 Conversion and Renewal of Advances. Providing that no Event of Default shall have occurred and be continuing: (i) each outstanding Advance may be either paid or renewed or converted into another Advance at any time; provided that any conversion of a Eurodollar-based Loan shall be made only on the last Business Day of the Interest Period applicable thereto unless the Borrower pays the prepayment costs required under Section 5.1 hereof. Eurodollar-based Rates may be selected only for portions of Advances which are an amount of Five Hundred Thousand Dollars ($500,000) or greater integral multiples of One Hundred Thousand Dollars ($100,000). The Borrower may select the Applicable Interest Rate and Interest Periods for such renewals and conversions by giving the Agent not less than three (3) Business Days' prior notice in the manner provided in Section 2.4 hereof, specifying the date of such renewal or conversion, the Advances to be converted, the type of Advance elected and, the duration of the Interest Period therefor. The Agent shall promptly notify each Bank of each such request by wire, telex or telephone (including facsimile transmission, confirmed by wire or telex) specifying the date of such renewal or conversion, the Advance to be converted, the type of Advance elected, the Applicable Interest Rate, the duration of the Interest Period therefor and each Percentage of such Advance. If with respect to any Advance outstanding at any time, the Agent does not receive notice of the election three (3) or more Business Days prior to the last day of the Interest Period therefore shall be deemed to have elected to convert such Advance to a Prime-based Loan at the end of the then current Interest Period.

     4.4 Prepayments. Upon not less than two (2) Business Days' prior written notice to the Agent, the Borrower may prepay Advances in whole at any time or in part from time to time, without premium or penalty but with accrued interest on the principal being prepaid to the date of such prepayment, provided that: (i) each partial prepayment shall be in an amount not less than One Hundred Thousand Dollars ($100,000) or greater integral multiple of One Hundred Thousand Dollars ($100,000), (ii) in the case of a Eurodollar-based Loan such prepayment may only be on the last Business Day of the Interest Period with respect thereto unless the Borrower pays the prepayment costs required under Section 5.1 hereof. Each prepayment under this Section 4.4 shall be made to the Agent, and promptly upon receipt thereof, the Agent shall remit to each Bank its share thereof in accordance with its Percentage. In each notice of prepayment under this Section 4.4, the Borrower shall specify the date of prepayment, the amount of the prepayment and the Advances to be prepaid.

5.   SPECIAL PROVISIONS FOR ADVANCES

     5.1  Reimbursement of Prepayment Costs.  As to any Eurodollar-based
Advance: if any prepayment thereof shall occur on any day other than the last day of an Interest Period (whether pursuant to this Article, or by acceleration, or otherwise), or if an Applicable Interest Rate shall be changed (other than as a result of a change in the Margin occurring pursuant to the terms hereof) during any Interest Period pursuant to this Article, or if Borrower shall fail to borrow any such Advance on the date requested therefor, Borrower hereby agrees to reimburse Banks on demand for any costs incurred by Banks as a result of the timing thereof including but not limited to any net costs incurred in liquidating or employing deposits from third parties, to each Bank which shall have delivered to Borrower a certificate setting forth in reasonable detail the basis for determining such costs, which certificate shall be conclusively presumed correct save for manifest error.

     5.2 Agent's Eurodollar Lending Office. For any Loan for which the Applicable Interest Rate is the Eurodollar-based Rate, if Agent shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or if any Bank shall designate as its eurodollar lending office an office which maintains books separate from those of the rest of such Bank, Agent or such Bank shall have the option of maintaining and carrying the relevant Loan on the books of such office.

     5.3 Circumstances Affecting Eurocurrency-based Availability. If with respect to any Interest Period for a Eurodollar-based Loan, Agent or any Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to any Bank for such Interest Period, then Agent shall forthwith give notice thereof to the Borrower. Thereafter, the obligations of Banks to make Eurodollar-based Loans for such Interest Periods, and the right of Borrower to convert an Advance to or refund an Advance as a Eurodollar-based Loan for such Interest Period shall be suspended until the Agent notifies Borrower that such circumstance no longer exists.

     5.4 Laws Affecting Eurodollar-based Loan Availability. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Banks (or any of their respective eurodollar lending offices) with any request or directive, hereafter promulgated or first made applicable to any of the Banks (whether or not having the force of law), of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective eurodollar lending offices) to honor its obligations hereunder to make or maintain any Loan or Advance with interest at the Eurodollar-based Rate, such Bank shall forthwith give notice thereof to Borrower and to Agent. Thereafter: (a) the obligations of Banks to make Eurodollar-based Loans and the right of Borrower to convert an Advance or refund an Advance as a Eurodollar-based Loan shall be suspended; and (b) if any of the Banks may not lawfully continue to maintain a Eurodollar-based Loan to the end of the then current Interest Period, the Prime-based Rate shall be the Applicable Interest Rate for such Bank's Eurodollar-based Loans for the remainder of such Interest Period.

     Each Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of a condition that would make it unlawful or impossible to maintain any Loan or Advance with interest at the Eurodollar-based Rate, it will, to the extent not inconsistent with such Bank's internal policies or otherwise disadvantageous to such Bank, use reasonable efforts to make, fund or maintain the affected Eurodollar-based Loans of such Bank through another lending office of such Bank if, as a result thereof, such illegality or impossibility would cease to exist, and if, as determined by such Bank, in its reasonable discretion, the making, funding or maintaining of such Advances through such other lending office would not otherwise materially adversely affect such Advances or such Bank. Borrower hereby agrees to pay all reasonable additional or increased expenses incurred by any Bank in utilizing such other lending office of such Bank pursuant to this Section 5.4.

     5.5 Increased Costs. In the event that any change after the date hereof in applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by Agent or any Bank with any request or directive hereafter promulgated or first made applicable to any of the Banks (whether or not having the force of law) from any central bank or other financial, monetary or other authority:

          (a) shall subject any of the Banks or Agent (or any of their respective eurodollar lending offices) to any tax, duty or other charge with respect to any Loan or any Note or shall change the basis of taxation of payments to any of the Banks (or any of their respective eurodollar lending offices) of the principal of or interest on any Loan or any Note or any Letter of Credit or any other amounts due under this Agreement (except for changes in the rate of tax on the net income or gross receipts of any of the Banks or Agent or any of their respective eurodollar lending offices imposed by the jurisdiction in which Agent's or such Bank's principal executive office or eurodollar lending office is located); or

          (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Eurodollar-based Loan any such requirement included in an applicable Eurodollar Reserve Requirement), risk-based capital requirement, liquidity ratio or special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Banks or Agent (or any of their respective eurodollar lending offices) not in effect as of the Closing Date, or shall impose on any of the Banks or Agent (or any of their respective eurodollar lending offices) or the foreign exchange and interbank markets or other condition affecting any Loan or any of the Notes or any Letter of Credit or any commitment of Agent or any Bank under this Agreement;

and the result of any of the foregoing is to increase the costs to any of the Banks or Agent of making, renewing or maintaining any part of the Advances or its commitments hereunder or to reduce the amount or rate of return on any sum received or receivable by, or the rate of return on the capital of, Agent or any of the Banks under this Agreement, or under the Notes, or under any Letter of Credit Agreement, then such Bank (if applicable) shall promptly notify Agent, and Agent shall promptly notify Borrower and (if applicable) such Bank or Banks of such fact and demand compensation therefor and, Borrower hereby agrees to pay to Agent or such Bank (so long as similar obligations of other borrowers owed to the relevant Bank are then being enforced, collected or requested by the relevant Bank) such additional amount or amounts as will compensate such Agent or Bank or Banks for such increased costs or reduced return within thirty (30) days of such notice. A certificate of a Bank demanding such compensation setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate shall be conclusively presumed to be correct save for manifest error.

     5.6 Margin Adjustments. Adjustments in the Margin, based on the applicable Leverage Ratio level set forth in Schedule 5.6, shall be implemented on a quarterly basis as follows:

          (a) Such Margin adjustments shall be given prospective effect only, effective on the first day of the first month following the required date of delivery of the financial statements under Section 9.1(a) and 9.1(b) hereof, establishing applicability of the appropriate adjustments, if any. In any event the Borrower fails timely to deliver the financial statements required under Section 9.1(a) and 9.1(b), from the date subsequent to the date for such delivery on which Agent notifies Borrower of such failure and of such increase in Margin, until the date of delivery of such financial statements, the Margin shall be the highest Margin set forth in the pricing matrix attached as
               Schedule 5.6.

          (b) An adjustment hereunder, after becoming effective, shall remain in effect only until the first day of the first month following the delivery of quarterly financial statements, as aforesaid, demonstrating any change in the applicable financial covenants or the occurrence of any event which under the terms hereof causes such adjustment no longer to be applicable, then any such subsequent adjustment or no adjustment, as the case may be, shall be effective (and said pricing shall thereby be adjusted up or down, as applicable), in accordance with subparagraph (a), above.

          (c) Such Margin adjustments under this Section 5.6 shall be made irrespective of, and in addition to, any other interest rate or Margin adjustments hereunder.

6.   PAYMENTS

     6.1  Payment Procedure.

          (a) All payments by Borrower of principal of, or interest on, the Notes or of Commitment Fees, or of Letter of Credit Obligations or Letter of Credit Fees and Agent's Fees, shall be made without setoff, deduction or counterclaim on the date specified for payment under this Agreement not later than 11:00 a.m. (Detroit time) in immediately available funds to Agent. Upon receipt of each such payment, the Agent shall make payment to each Bank in like funds not later than 4:30 p.m. (Detroit time) on the same day of all amounts received by it to the extent received for the account of such Bank.

          (b) Unless the Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower is due, that Borrower does not intend to remit such payment, the Agent may, in its discretion, assume such payment has been remitted when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If such payment has not in fact been remitted to the Agent, each Bank shall forthwith on demand, repay to the Agent the amount of such assumed payment made available to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate equal to the Federal Funds Effective Rate, as the same may vary from time to time.

          (c) Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made (except as specifically indicated to the contrary herein) on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

          (d) All payments hereunder shall be payable by Borrower to Agent and/or the Banks shall be made in Dollars.

     6.2 Application of Proceeds. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any offsets, voluntary payments by Borrower or others and any other sums received or collected in respect of the indebtedness hereunder, shall be applied first to the costs and expenses of Agent in enforcement and collection and, second, to payment in full of the other indebtedness and obligations of Borrower hereunder, and then, if there is any excess, to Borrower.

     6.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the indebtedness and obligations of Borrower hereunder in excess of its pro rata share of payments then or thereafter obtained by all Banks upon all such indebtedness and obligations, such Bank shall purchase from the other Banks such participations in the Notes and/or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably in accordance with the Percentages in effect as of the date of the Event of Default; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     6.4 Deposits and Accounts. In addition to and not in limitation of any rights of Agent, any Bank or other holder of any Note or assignee of Letter of Credit Agreements and Letter of Credit Obligations under applicable law, Agent, each Bank and each other such holder shall, in the event and so long as there exists an Event of Default and without notice or demand of any kind, have the right to liquidate and collect all property or assets of Borrower (including deposits and other credits), whether presently owned or hereafter acquired, in possession or control of (or owing by) Agent or such Bank or other holder for any purpose, and to apply the proceeds of any such liquidations and collections, and offset any amounts owing to Borrower against obligations hereunder and under the Notes and the Documents, provided, however, that any such amount so applied by Agent or such Bank or other holder on any of the Notes shall be subject to the provisions of Section 6.2 and 6.3.

     6.5 Net Payments. All payments by Borrower under this Agreement or any other Document shall be made in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on or measured by the net income of Agent or any Bank pursuant to the income tax laws of the United States or of the jurisdiction in which it is incorporated or the jurisdiction where such Bank's lending office is located or in which it has any other contacts or connection that would subject it to taxation therein (collectively, "Taxes"), shall not be less than the amounts otherwise specified to be paid under this Agreement and/or the other Documents. A certificate as to the calculation of any additional amounts payable under this Section 6.5 submitted to the Borrower by such Bank shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, Borrower shall promptly furnish to Agent and each Bank such certificates, receipts and other documents as may be required (in the judgment of such Bank) to establish any tax credit to which such Agent and Bank may be entitled. Borrower agrees to reimburse each Agent and Bank, upon the written request, for taxes imposed on or measured by the net income of such Agent or Bank pursuant to the laws of the United States of America, any State or political subdivision thereof, or the jurisdiction in which Agent or such Bank is incorporated, or a jurisdiction in which the principal office or lending office of Agent or such Bank is located, or under the laws of any political subdivision or taxing authority of any such jurisdiction, as such Agent or such Bank shall determine are or were payable by such Bank, in respect of amounts payable to Agent or such Bank pursuant to this Section 6.5. As of the date of this Agreement, each of the Banks signatory hereto represents to Agent and Borrower that there is no Tax presently imposed (or presently enacted for future imposition) upon them which would result in an obligation of Borrower for reimbursement under this Section 6.5.

     6.6 Tax Treaty Certificate. Each Bank (and each Person who becomes a Bank pursuant to Section 14.5(a) hereof) that is not incorporated under the laws of the United States of America or a state thereof, or which is lending from a lending office that is not incorporated under the laws of the United States of America or a state thereof agrees that, on or prior to the date it becomes a Bank hereunder, it will deliver to Borrower and the Agent duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or any successor applicable form (a "Form 1001 or 4224"), certifying that such Bank is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal taxes. Each Bank that delivers a Form 1001 or 4224 pursuant to the immediately preceding sentence further agrees to deliver to Borrower and Agent further copies of such Form 1001 or 4224 or other manner of certification, as the case may be, on or before the date that any such form or certification expires or becomes obsolete or upon the occurrence of any event requiring a change in the most recent form or certification previously delivered by it, unless in any such case there has occurred, on or prior to the date on which any such delivery would otherwise be required, any change in law, rule, regulation, treaty, convention or directive, or any change in the interpretation or application of any thereof, that renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or certification with respect to it. Notwithstanding any provision of Section 6.5 to the contrary, Borrower shall not have any obligation to reimburse a Bank for Taxes pursuant to
Section 6.5 to the extent that such Taxes would not have been imposed but for:
(i) the failure of such Bank to comply with its obligations pursuant to this
Section 6.6; or (ii) any representation made on Form 1001 or 4224 by such Bank proving to have been incorrect, false or misleading in any material respect when made or deemed to be made.

7.   CONDITIONS

     7.1 Authority Documents. Borrower agrees to furnish Agent and the Banks at the time of the initial borrowing hereunder with:

          (a) certified copies of resolutions of the Board of Directors of Borrower and each of the Subsidiaries evidencing approval the execution, delivery and performance of the Documents to which each is a party;

          (b) duly executed copies of this Agreement, the Notes and each of the Guaranties;

          (c) certified copies of the Articles of Incorporation and Bylaws of the Borrower and each of the Subsidiaries;

          (d) certificates of good standing from the jurisdiction of incorporation of Borrower and each Subsidiary and from each state in which any of them are required by law to qualify to do business; and

          (e) a Guaranty of each Subsidiary, with an opinion of Borrower's and Guarantors' counsel to the effect that the execution, delivery and performance of this Agreement, and the issuance of the Notes by Borrower, and the execution, delivery and performance by Guarantors of the Guaranties, are within their respective corporate powers, have been duly authorized by all necessary corporate action thereof and are not in contravention of the terms of Borrower's or Guarantors' respective certificates of incorporation or bylaws and covering such other legal matters as Agent and the Banks may require.

8.   REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

     8.1 Organization. Borrower and each Subsidiary is a corporation duly organized and existing in good standing under the laws of their respective jurisdictions, of incorporation; they are duly qualified and authorized to do business as a foreign corporation in each jurisdiction where, given the character of its assets or the nature of its activities, failure to be so qualified could have a Material Adverse Effect.

     8.2 Authorization. The execution, delivery and performance of this Agreement, any other documents and instruments required under this Agreement to which Borrower is a party, and the issuance of the Notes by Borrower, and the execution, delivery and performance by Subsidiaries of the Guaranties, are within their respective corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower's or any Subsidiaries' Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, the Notes, any other Documents and instruments required under this Agreement to which Borrower is a party, and the Guaranties when issued and delivered under this Agreement, will be valid and binding in accordance with their terms.

     8.3 Non-Contravention. The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement to which Borrower is a party, and the issuance of the Notes by Borrower, and the execution, delivery and performance by Subsidiaries of the Guaranties are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Borrower or any Subsidiary is a party or by which it is bound.

     8.4 Litigation. No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Borrower is threatened against Borrower or any Subsidiary, the outcome of which is likely to result in a Material Adverse Change or Effect.

     8.5 Encumbrances. There are no security interests in, liens, mortgages, or other encumbrances on any of Borrower's or Subsidiaries' assets, except as permitted in this Agreement.

     8.6 Subsidiaries. As of the date of this Agreement there are no Subsidiaries of Borrower other than those executing Guaranties as of the date of this Agreement and Borrower shall not create any additional Subsidiaries unless at the time the Subsidiary is created the Subsidiary executes and delivers a Guaranty.

     8.7 ERISA. As of the date of this Agreement, neither Borrower nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of ERISA except the following plans: (a) Republic Automotive Parts, Inc. Employees' Retirement Plan; (b) Republic Automotive Parts, Inc. Savings Plan. There is no "unfunded past service liability" of these Pension Plans as of the date of this Agreement and there is no accumulated funding deficiency with respect to the meaning of ERISA, or any existing liability with respect to the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto.

     8.8 Financial Information. The consolidated balance sheet of Borrower and Subsidiaries and the related income statement, both dated December 31, 1996, previously furnished to Agent and the Banks, fairly present in all material respects the financial condition of Borrower and Subsidiaries as of the date thereof; since said date there has been no Material Adverse Change or Effect in the consolidated financial condition of Borrower and Subsidiaries; to the knowledge of Borrower's president and chief financial officer and except as disclosed to and accepted in writing by Bank, neither Borrower nor any of its Subsidiaries has any material contingent obligations (including any liability for taxes) of a type required to be disclosed or reserved against on said financial statements which has not been so disclosed by or reserved against in said financial statements or, with respect to subsequent fiscal years, is not disclosed by or reserved against in the financial statements delivered pursuant to Section 9.1 for the most recent fiscal year then ending.

     8.9 Environmental Compliance. To the knowledge of Borrower, Borrower and the Subsidiaries are in the conduct of their respective businesses in all material respects in compliance with all Environmental Laws and all other federal, state or local laws, statutes, ordinances and regulations applicable to Borrower and the Subsidiaries, and Borrower and the Subsidiaries has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of its business as presently conducted, the absence of which would result in a Material Adverse Change or Effect.

     8.10 Environmental Proceedings. As of the date of execution of this Agreement, to the knowledge of Borrower and except as disclosed to and accepted in writing by Bank, Borrower is not, and no Subsidiary is, a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against Borrower or any Subsidiary, which in either case (i) asserts or alleges that Borrower or any Subsidiary violated Environmental Laws, (ii) asserts or alleges that Borrower or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (iii) asserts or alleges that Borrower or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials.

     8.11 Environmental Clean-ups. As of the date of execution of this Agreement, to the knowledge of Borrower and except as disclosed to and accepted in writing by Bank, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Borrower or any Subsidiary to damages, penalties, injunction relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Borrower or any Subsidiary.

     8.12 Environmental Orders. As of the date of execution of this Agreement, to the knowledge of the Borrower and except as disclosed to and accepted in writing by Bank, Borrower is not, and no Subsidiary is, subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and Borrower has not, and no Subsidiary has, been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

9.   AFFIRMATIVE COVENANTS

     Borrower covenants and agrees that it will, so long as Agent or the Banks are committed to make any Advances or to issue Letters of Credit under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

     9.1  Reporting Requirements.  Furnish Bank:

          (a) within one hundred twenty (120) days after and as of the end of each of Borrower's fiscal years, a consolidated audit report of Borrower and the Subsidiaries without material qualification certified to by independent certified public accountants satisfactory to Bank;

          (b) within sixty (60) days after and as of the end of each quarter, including the last quarter of each fiscal year, a consolidated balance sheet and statement of profit and loss and surplus reconciliation of Borrower and the Subsidiaries certified on behalf of Borrower by an authorized officer of Borrower;

          (c) concurrently with the delivery of each of the financial statements required by Section 9.1(a) and (b) hereof, a statement prepared and certified on behalf of Borrower by the chief financial officer of Borrower (or in his absence, a responsible senior officer of Borrower) (i) setting forth all computations necessary to show compliance by Borrower with each of the covenants contained in Sections 9.2, 9.3, 9.4, and 9.5 of this Agreement, (ii) stating that as of the date thereof, no condition or event which constitutes a Default or Event of Default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Borrower and (iii) stating that such officer reviewed this Agreement on behalf of Borrower and that such certificate is based on an examination sufficient to assure that such certificate is accurate;

          (d) promptly, and in form to be reasonably satisfactory to Agent and the Banks, such other information as Agent or any Bank may reasonably request from time to time.

     9.2 Net Working Capital. Maintain, at all times, Net Working Capital of not less than Forty Five Million Dollars ($45,000,000.00)

     9.3 Effective Tangible Net Worth. Maintain Effective Tangible Net Worth of not less than Thirty Million Dollars ($30,000,000.00) plus fifty percent (50%) of Quarterly Net Earnings, plus fifty percent (50%) of the net cash proceeds of any offering of equity interests by Borrower or any Subsidiary to a Person other than Borrower or a wholly-owned Subsidiary of Borrower.

     9.4 Cash Flow Coverage. Maintain, as of the end of each fiscal quarter, a Cash Flow Coverage Ratio of not less than 1.25 to 1.

     9.5 Leverage Ratio. Maintain, as of the end of each fiscal quarter, a Leverage Ratio of not more than 3.9 to 1.

     9.6 Taxes. Pay and discharge and cause each Subsidiary to pay and discharge all taxes and other governmental charges and all other obligations to governmental authorities calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

     9.7 Insurance. Maintain and cause each Subsidiary to maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Agent on behalf of the Banks or property in which Agent shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrower and Agent (on behalf of the Banks) as their respective interests may appear; all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

     9.8 Books and Records. Permit Bank, through its authorized attorneys, accountants, and representatives, to examine Borrower's and Subsidiaries' books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Agent or the Banks.

     9.9 Notice of Defaults. Promptly notify Agent and the Banks of any condition or event which to the knowledge of Borrower constitutes or with the running of time and/or the giving of notice would constitute a Default or Event of Default under this Agreement, and promptly inform Bank of any Material Adverse Change or Effect.

     9.10 Maintenance of Status. Maintain and cause each Subsidiary to maintain in good standing all licenses required by the states in which they own and operate assets or carry on their business, or any agency thereof, or other governmental authority that may be necessary or required for Borrower or Subsidiaries to carry on its general business objects and purposes, except where the failure to maintain such licenses will not result in a Material Adverse Change or Effect.

     9.11 Compliance with ERISA. Comply, and cause each Subsidiary to comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of any Pension Plans.

     9.12 Notice of ERISA Events. Promptly notify Agent and the Banks upon the occurrence thereof of any of the following events:

          (a) the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

          (b) the appointment of a trustee by a United States District Court to administer any Pension Plan;

          (c)  the commencement by the Pension Benefit Guaranty
               Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan;

          (d) the failure of any Pension Plan to satisfy the minimum funding requirements for any plan year as established in
               Section 412 of the Internal Revenue Code of 1954, as amended;

          (e) the withdrawal of the Borrower or any of the Subsidiaries from any Pension Plan;

          (f) a reportable event, within the meaning of Title IV of ERISA which is likely to result in a material liability, or

          (g) the creation of any Pension Plan after the date of this agreement or the acquisition of the stock or assets of any entity which maintains a pension plan subject to ERISA.

10.  NEGATIVE COVENANTS

     Borrower covenants and agrees that so long as Agent or the Banks are committed to.make any Advances or to issue any Letters of Credit under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not:

     10.1 Mergers/Consolidations. Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets, or allow any Subsidiary to do so, except:

          (a)  in the ordinary course of its business;

          (b)  a merger or consolidation permitted in Section 10.3 hereof;
               or

          (c) the sale, lease or transfer of assets between Borrower and any Subsidiary or between Subsidiaries.

     10.2 Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, or allow any Subsidiary to do the same except:

          (a)  the Guaranties;

          (b) by endorsement for deposit in the ordinary course of business;

          (c) guarantees of notes executed by jobbers under the terms and conditions of the Borrower's then existing jobber financing program; provided, however, that the outstanding principal and interest outstanding under said guaranteed notes shall not exceed One Million Dollars ($1,000,000.00) at any time; and

          (d) guaranties by Borrower or a Subsidiary of obligations of Borrower or any Subsidiary.

     10.3 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of, or allow any Subsidiary to purchase or become obligated to purchase, all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any manner effectuate or attempt to effectuate an expansion of present business by acquisition; unless, after giving effect to the proposed purchase or acquisition:

          (a) Borrower is the surviving corporation and Borrower is not merged into any Subsidiary;

          (b) if the merger or consolidation involves a Subsidiary of Borrower, either the Subsidiary is the surviving corporation or the surviving corporation is a wholly owned direct or indirect Subsidiary of Borrower;

          (c) Borrower or any Subsidiary will be engaged in the same or related line of business, at the wholesale or retail level, in which they are engaged as of the date of this Agreement including being in the business of remanufacturing, repackaging or marketing its own line of automotive parts and accessories or related items; and

          (d) No Default or Event of Default exists and, upon giving proforma effect to the contemplated transaction, no Default or Event of Default will exist.

     10.4 Liens. Affirmatively pledge or mortgage, or allow any Subsidiary to pledge or mortgage, any of their assets, whether now owned or hereafter acquired, or create or permit to exist any lien, security interest in, or encumbrance thereon, except for the following:

          (a)  to Agent on behalf of the Banks;

          (b) (i) purchase money security interests in inventory and fixed assets solely to secure purchase money indebtedness of Borrower or any Subsidiary in connection with the acquisition of all or part of the inventory or fixed assets of any person, firm or corporation in an acquisition permitted pursuant to the provisions of Section 10.3, or to which such inventory or fixed assets so acquired are subject at the time of such acquisition; provided that such security interest is granted to the seller of the inventory or fixed assets, is created substantially contemporaneously with the acquisition of such inventory or fixed assets and does not extend to any property other than the inventory or fixed asset so financed and proceeds thereof, (ii) capitalized leases for fixed assets solely to secure purchase money or lease indebtedness of Borrower or any Subsidiary; provided that such security interest or lease is created substantially contemporaneously with the acquisition of such fixed assets and does not extend to any property other than the fixed asset so financed and (iii) purchase money security interests in inventory and fixed assets covering assets acquired by Borrower or any Subsidiary in connection with an acquisition to the extent the aggregate indebtedness secured thereby does not exceed Five Hundred Thousand Dollars ($500,000) excluding any extension or renewal thereof. It is expressly understood and agreed that Borrower and the Subsidiaries shall not be entitled to grant purchase money security interests to vendors of Borrower or any Subsidiary for the purchase of any inventory or fixed assets in the ordinary course of Borrower's or any Subsidiary's business, except as permitted above in the case of assets acquired in connection with an acquisition or in subsection
               (c) below;

          (c) purchase money security interests in inventory on consignment solely to secure inventory on consignment to Borrower or any Subsidiary not to exceed in the aggregate the sum of Five Hundred Thousand Dollars ($500,000); provided that such security interest is created substantially contemporaneously with the consignment of such inventory and does not extend to any property other than the consigned inventory so financed and proceeds thereof;

          (d) liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and, if requested by Bank, bonded in a manner satisfactory to Bank;

          (e) liens not delinquent created by statute in connection with workmen's compensation, unemployment insurance, social security and similar statutory obligations;

          (f) liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable or are being contested in good faith by appropriate proceedings and, if requested by Agent, bonded in a manner satisfactory to Agent;

          (g) landlord liens and rental deposits arising under law or by the terms of any leases of real property securing obligations that are not yet due and payable or are being contested in good faith;

          (h) encumbrances consisting of zoning restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use; and

          (i) pledges and deposits not exceeding at any time in aggregate amount the sum of $1,000,000 made in the ordinary course of business to secure the performance of bids, surety, stay, appeal or customs bonds or pledges or deposits for similar purposes.

     10.5 Investments/Loans. Make or allow to remain outstanding any investment in, or any loans or advances to, any Person other than:

          (a) to or in a Subsidiary which has prior thereto executed or concurrently therewith executed and delivered to Bank a Guaranty;

          (b) loans and/or advances to officers and/or employees in the ordinary course of business;

          (c) extensions of credit terms to customers and/or restructuring of outstanding credit balances owing by customers;

          (d) loans and investments listed on Schedule 10.5 hereto and refinancings and/or restructuring thereof;

          (e) deposit and money market accounts, time deposits, certificates of deposit, bankers' acceptances and repurchase obligations with or of banks, financial institutions and mutual funds;

          (f) direct obligations of, or guaranteed by, or backed by the full faith and credit of, the United States Government;

          (g)  investment grade commercial paper; and

          (h) investments, loans and/or advances with an unrecovered cost basis at any one time outstanding not exceeding Five Million Dollars ($5,000,000) in the aggregate.

     10.6 Dividends. Declare or pay any dividends during any four quarter period in excess (in the aggregate) of the amount of Borrower's net income for such four quarter period, as determined in accordance with generally accepted accounting principles consistently applied, less current maturities of Borrower's Long Term Debt as of the end of such four quarter period.

11.  ENVIRONMENTAL PROVISIONS

     11.1 Environmental Compliance. Borrower shall timely comply, or diligently pursue compliance, and shall cause the Subsidiaries to comply or diligently pursue compliance, in all material respects with all applicable Environmental Laws.

     11.2 Notice of Environmental Matters. Borrower shall provide to Agent and the Banks, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which (i) requires or may require a financial cost to Borrower or any Subsidiary, (ii) requires or may require cleanup, removal, remedial action, or similar response by or on the part of Borrower or any Subsidiary under applicable Environmental Laws or (iii) seeks damages or civil, criminal or punitive penalties from Borrower or any Subsidiary for an alleged violation of Environmental Laws, where the aggregate amount of any such costs, responses, damages or penalties may exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

     11.3 Notice of Environmental Warranties. Borrower shall promptly notify Agent and the Banks in writing as soon as Borrower becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date (and not just the date such warranties are made).

     11.4 Testing and Reports. In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Borrower shall, at its sole expense, if reasonably requested by Agent or any Bank, retain an environmental professional consultant, reasonably acceptable to agent, to conduct an environmental audit reasonably satisfactory to Agent regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to both Agent, the Banks and Borrower upon completion.

     11.5 Environmental Audits and Findings. If Borrower or any Subsidiary, directly or indirectly through any professional consultant or other representative, undertakes an environmental audit, assessment or investigation and the findings or conclusions of such audit, assessment or investigation disclose (i) contamination of, or adverse effects on, any real property owned by Borrower or any Subsidiary at any time or (ii) a violation of any Environmental law by Borrower or any Subsidiary, either or both of which may require a financial contribution by Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, Borrower will promptly provide to Agent and the Banks, and will cause Subsidiaries to promptly provide to Agent and the Banks, upon receipt, copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall also be provided to Agent and the Banks if final reports have not been completed and delivered to them within 60 days following completion of the preliminary findings and conclusions.

     11.6 Indemnification. Borrower hereby indemnifies, saves and holds the Agent and the Banks and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to Borrower's or any Subsidiary's real property, or due to any acts of Borrower or any Subsidiary, their officers, directors, shareholders, employees, consultants and/or representatives. In no event shall Borrower be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses (i) arising from any act of negligence of Agent or a Bank, or its agents, employees, representatives or consultants or (ii) arising from any action taken by Agent or a Bank while it is in possession of any such real property.

     It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Borrower to Agent and the Banks.

12.  DEFAULTS

     12.1 Payments. Upon non-payment of the principal or interest due under the terms of this Agreement or on the Notes when due in accordance with the terms thereof and continuance of such default for a period of ten (10) days, the Banks' commitments to make further Advances and/or Agent's engagement to issue Letters of Credit under this Agreement shall automatically be suspended and the Majority Bank's may declare the Notes and Borrower's other obligations hereunder to be immediately due and payable.

     12.2 Other Defaults.  Upon occurrence of any of the following:

          (a) default in the observance or performance of any of the covenants or agreements of Borrower set forth in Sections 9.l through 9.5, 9.9, 9.13 and 10.1 through 10.7, inclusive, hereof and in the case of default with respect to Section 9.1, continuance thereof for three (3) Business Days after notice to Borrower by Agent or any Bank;

          (b) default in the observance or performance of any of the other covenants or agreements of Borrower herein set forth and continuance thereof for thirty (30) days after the earlier of either: (i) Borrower's actual notice thereof, or (ii) notice to Borrower by Agent or any Bank;

          (c) any representation or warranty made by Borrower herein or in any instrument submitted pursuant hereto proves untrue in any material respect;

          (d) default in the payment of any other obligation of Borrower or any Subsidiary for borrowed money in excess of $250,000 in the aggregate other than (e) below, or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto, and such default continues beyond any period of cure therefore and as a result of such default, the outstanding indebtedness may be accelerated and become immediately due and payable in full;

          (e) defaults in the aggregate amount of $2,000,000 or more on note(s) owing from time to time by Borrower or any Subsidiary to various sellers for acquisitions permitted in
               Section 10.3 hereof, and any of such seller(s) has taken any remedy, whether demand, acceleration, or otherwise, against Borrower or any Subsidiary;

          (f) if judgments in aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and/or any Subsidiaries and such judgment or judgments remain unpaid and unstayed for the later of (i) a period of thirty (30) days, or (ii) a period of time sufficient to allow for the judgment creditor or creditors with respect thereto to institute proceedings to enforce such judgment or judgments;

          (g) if there shall be any change for any reason whatsoever in the management of Borrower by both Keith M. Thompson, President and Chief Executive Officer, and Donald B. Hauk, Executive Vice President and Chief Financial Officer, which could in the reasonable judgment of the Majority Banks result in a Material Adverse Change or Effect;

then, or at any time thereafter, unless such default is remedied, Agent may (and if requested by the Majority Banks shall) give notice to Borrower declaring all outstanding indebtedness hereunder to be due and payable, whereupon the Notes and all indebtedness then outstanding hereunder shall immediately become due and payable without further notice and demand, as the case may be, and Banks' commitments to make further Advances or and the Agent's commitment to issue Letters of Credit under this Agreement shall automatically terminate.

     12.3 Insolvency. If a creditors' committee shall have been appointed for the business of Borrower or any Subsidiary; or if Borrower or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Borrower or any Subsidiary) and such receiver, trustee, or custodian so appointed shall not have been discharged within sixty
(60) days after the date of his appointment; or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Borrower or any Subsidiary; then the Notes and all indebtedness then outstanding hereunder shall automatically become immediately due and payable, and the Banks' commitments to make further Advances and the Agent's engagement to issue Letters of Credit under this Agreement shall automatically terminate.

     12.4 Cash Collateral. Upon the occurrence and during the continuance of any Event of Default, Borrower shall immediately upon demand by Agent deposit with Agent cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letters of Credit then outstanding.

13.  AGENT

     13.1 Appointment of Agent. Each Bank appoints and authorizes Agent to act on behalf of such Bank or holder under the Documents and to exercise the respective powers hereunder and thereunder as are specifically delegated to or required of them by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including, the power to execute financing or similar statements or notices and other documents. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent (to the extent Agent is not reimbursed by Borrower), for all reasonable out-of-pocket expenses (including house and outside attorneys' fees) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Borrower under this Agreement or the Documents or any other instrument executed pursuant hereto, pro rata according to the Percentages. Agent shall not be required to take any action under the Documents, or to prosecute or defend any suit in respect of the Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense. If any indemnity furnished pursuant hereto shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

     13.2 Deposit Account with Agent. Borrower hereby authorizes Agent to charge its general deposit account, if any, maintained with Agent for the amount of any principal, interest or other payment due under this Agreement, the Notes, any Letter of Credit Agreement or other Document when the same becomes due and payable under the terms of this Agreement, the Notes, any Letter of Credit Agreement or the other Documents.

     13.3 Exculpatory Provisions. Agent agrees to exercise its rights and powers, and to perform its duties as Agent hereunder and under the Documents in accordance with its usual customs and practices in bank-agency transactions, but only upon and subject to the express terms and conditions of this Section 13.3 (and no implied covenants or other obligations shall be read into this Agreement against the Agent). Agent shall not be liable to any Bank for any action taken or omitted to be taken by it under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor be responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto, or any security thereunder, nor to make any inquiry respecting the performance by Borrower of its obligations hereunder or thereunder, and each of them shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which is believes to be genuine and to have been presented by a proper person.

     13.4 Successor Agents. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrower and all Banks. If Agent at any time shall resign, the Banks may appoint a successor Agent which shall thereupon become Agent hereunder and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request.

     13.5 Right of Agent as Bank. Agent, in its capacity as a Bank, shall have the same rights and powers with respect to the credit extended by it, and the Notes held by it, and with respect to participation interests in Letters of Credit issued and Letter of Credit Agreements entered pursuant hereto, as any Bank, and may exercise the same as if it were not Agent or the issuer of Letters of Credit, and the term "Bank" and, when appropriate, "holder" shall include Agent its individual capacity.

     13.6 Credit Decisions. Each Bank acknowledges that it has and shall, independently of Agent and each other Bank and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

     13.7 Notices by Agent. Agent shall give prompt notice to each Bank of each notice or request required or permitted to be given to Agent by Borrower pursuant to the terms of this Agreement and of any litigation commenced by or against Agent with respect to this Agreement.

     13.8 Agent's Fees. The Borrower shall pay to Agent the Agent's Fees at the times and in the amount set forth (or to be set forth from time to time) in a letter agreement between Agent and Borrower. The Agent's Fees described in this Section 13.8 are not refundable under any circumstances.

     13.9 Nature of Agency. The appointment of Agent as agent is for the convenience of Banks and the Borrower in making Advances, issuing Letters of Credit, collecting fees and principal and interest on the Advances and dealing with Borrower. No Bank is purchasing the Advances from Agent and this Agreement is not intended to be a purchase or participation agreement.

     13.10 Actions; Confirmation of Agent's Authority to Act in Event of Default. Subject to Section 14.8 hereof, Agent is hereby expressly authorized to act in all litigation and in all other respects as the representative of Banks where Agent considers it to be necessary or desirable in order to carry out the purposes of this Agreement or any of the Documents. In conducting such litigation hereunder on behalf of Banks, Agent shall at all times be indemnified by Banks as provided in 13.1 hereof. Agent shall undertake to give each Bank prompt notice of any litigation commenced against Agent and/or Banks with respect to this Agreement the Documents or any matter referred to herein or therein.

     13.11 Authority of Agent to Enforce Notes And This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes, this Agreement and the Documents (or any of them) and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to the Borrower or its creditors or affecting its properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the Documents (or any of them).

14.  MISCELLANEOUS

     14.1 Law of Michigan; Submission to Jurisdiction. This Agreement, the Notes and Documents have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Any legal action or proceeding with respect to this Agreement or any other Document may be brought in the courts of the State of Michigan or of the United States District Court for the Eastern District of Michigan, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address for notices pursuant to Section 14.3 hereof, such service to become effective three (3) Business Days after such mailing. Nothing herein shall affect the rights of the Agent or any Bank to serve process in any other manner permitted by law.

     Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any proceedings arising out of or in connection with this Agreement or any Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     14.2 Agent's Costs and Expenses. Borrower shall pay all costs and expenses, including, by way of description and not limitation, reasonable attorney fees and out-of-pocket expenses and lien and title search fees incurred by Agent in connection with the commitment, consummation, and closing of the loans contemplated hereby and in the exercise and enforcement of its rights and prerogatives hereunder and under the Documents. All costs, including attorney fees, incurred by Agent in revising, protecting, exercising or enforcing any of its rights hereunder and under the Documents, or otherwise incurred by Agent in connection with an Event of Default or incurred by Agent or any of the Banks in connection with the enforcement hereof, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent or any Bank which would not have been asserted were it not for Agent's or such Bank's relationship with Borrower hereunder or under the Documents, shall also be paid by Borrower.

     14.3 Notices. Except as otherwise provided herein, all notices hereunder shall be sufficient if made in writing and delivered to the mailing and delivery address of the respective parties indicated on the signature pages to this Agreement, or transmitted to the facsimile or telex numbers set forth on their respective signature pages to this Agreement. All such notices shall be deemed received (i) two (2) Business Days after deposit thereof in the mails, if given by mail, (ii) one (1) Business Day after deposit with express courier service, or (iii) if by facsimile or telex transmission, the Business Day of transmission if transmitted during customary business hours of the addressee and, if not transmitted during such business hours, the following Business Day, provided, however, that notices to the Agent shall not be effective until actual receipt thereof.

     14.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Banks and their respective successors and assigns, provided that the foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder. Any Bank may sell, assign, grant participations in, or otherwise transfer to any other Person all or part of the interests of such Bank under this Agreement and the Notes and the Documents (including its participation interests in Letters of Credit), and Advances made and to be made by such Bank, subject to the following terms and conditions:

          (a) Assignments. Each Bank, with the written consent of the Agent (which consent shall not be unreasonably withheld) may assign all or a portion of its Advances, Notes and other interests and obligations under this Agreement and the Documents pursuant to an Assignment Agreement to another Bank or (provided, however, so long as no Event of Default is existing such assignment shall require the consent of Borrower) to other commercial banks or financial institutions acceptable to Agent and the Borrower, provided that the aggregate amount of the Commitments and Advances so assigned to any one Person, and the portion thereof retained by such assigning Bank (if any), shall in each case be not less than Five Million Dollars ($5,000,000) after giving effect to such assignment. Any such assignment will become effective five (5) Business Days after the Agent's receipt of a copy of the Assignment Agreement executed by the assigning Bank and the assignee Bank, payment to Agent of a processing and recordation fee in the amount of Three Thousand Dollars ($3,000) for Agent's sole account, and delivery to Agent (in escrow, pending issuance of Notes pursuant to the following sentence) of the assigning Bank's then effective Note. On or before such effective date (x) Agent shall provide Borrower with written notice of such assignment, (y) Borrower shall execute and deliver to Agent new Notes made payable to the assignee and assignor, and (z) Agent shall prepare and deliver to Borrower and the Banks a new Schedule 1.50 to this Agreement (which new Schedule 1.50 shall automatically and without further action or consent be deemed to amend and restate the prior Schedule 1.50) setting forth the Percentages in effect as a result of such assignment, whereupon the assignee will become a "Bank" for all purposes of this Agreement and the other Documents, to the extent of such assignment.

          (b) Participations. Each Bank may transfer or grant participating interests in its Advances, Notes and other interests and obligations hereunder to any Person ("Participants") provided that, as between such transferring Bank and its Participant, such Bank shall retain all of its power, authority and discretion to grant or participate in the granting of any waiver, consent or other approval hereunder and to participate in the approval of any amendment to this Agreement, such Bank's Notes, the Documents or any other instrument or agreement delivered hereunder or in connection herewith, except that such Bank may agree with any Participant that during the existence of the Participant's interest, such Bank will not, without consent of such Participant, agree to any amendment, modification, waiver, release or consent which pursuant to the terms hereof, requires the consent of all Banks. All amounts payable by Borrower hereunder shall be determined as if the Bank had not transferred or granted any participating interest and Borrower shall have no liability under this Agreement to any such participant.

     14.5 Indulgence. No delay or failure of Agent and Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and Banks hereunder are cumulative and are not exclusive of any rights or remedies which Agent and Banks would otherwise have.

     14.6 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

     14.7 Entire Agreement; Amendments; Waivers; Consents. This Agreement, the Notes, the Letter of Credit Agreements and Letters of Credit, the Documents, and any agreements certificates, or other documents given pursuant to the foregoing, contain and will contain the entire agreement of the parties hereto, and none of the parties shall be bound by anything not expressed in writing, except that Borrower shall be bound by telephonic requests for Advances made hereunder. No amendment or waiver of any provision of this Agreement or any Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

          (a)  unless in writing and signed by all Banks;

               (i) postpone a Maturity Date or any other date fixed for any payment of principal of, or interest on, any Advances, Letter of Credit Obligation or any fees payable hereunder;

               (ii) reduce the principal of, or interest on, any Note or
                    any Letter of Credit Obligations or any fees or other amounts payable hereunder;

               (iii) subject Banks to any additional obligations, increase the aggregate amount of principal indebtedness which may be incurred under the Notes, or (except as specifically set forth in Section 14.5(a) hereof) change the Percentages;

               (iv) release any Guaranty;

               (v)  change this Section 14.7; and

          (b) unless in writing and signed by the Agent in addition to all Banks, affect the rights or duties of the Agent under this Agreement or any Document.

     14.8 Confidentiality. Agent and each Bank agrees that all documentation and other information made available by Borrower under the terms of this Agreement shall (except to the extent required by regulatory authority or legal or governmental process or otherwise by governmental authority or law, or if such documentation and other information is publicly available or hereafter becomes publicly available other than by action of Agent or any Bank, or was theretofore known or hereafter becomes known to Agent or such Bank independent of any disclosure thereto by Borrower) be held in the strictest confidence and used solely in administration and enforcement of Advances from time to time outstanding hereunder and in the prosecution or defense of legal proceedings arising in connection herewith; provided that:
(i) Agent and each Bank may disclose such documentation and information to the Agent and/or to any other Bank which is a party to this Agreement; and (ii) Agent and each Bank may disclose such documentation and other information to any other bank or other Person to which it sells or proposes to sell a participation in its Advances hereunder if such other bank or Person, prior to such disclosure, agrees for the benefit of Borrower to comply with the provisions of this Section 14.8.

     14.9 Interest. It is the intention of the parties hereto that each Bank and the Agent shall conform to usury laws applicable to them, if any. Accordingly, if the transactions with any Bank or Agent contemplated hereby would be usurious under such applicable laws, then, notwithstanding anything to the contrary in the Notes or Documents payable to Agent or such Bank, this Agreement or any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Indebtedness, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by Agent or such Bank under the Notes payable to Agent or such Bank, this Agreement, the Documents or under any other agreement entered into in connection with or as security for or guaranteeing this Agreement or such Notes or Documents shall under no circumstances exceed the Highest Lawful Rate and any excess shall be credited automatically, if theretofore paid, on the principal amount of Advances owed to such Agent or Bank or, if it has Advances outstanding, shall be refunded to Borrower by such Bank; and (ii) in the event that the maturity of any such Note or other Indebtedness hereunder is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the Highest Lawful Rate and excess interest, if any, to Agent or such Bank shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Agent or such Bank (as applicable) on the principal amount of the Indebtedness owed to Agent or such Bank (as applicable) by the Borrower or, if no such Indebtedness is then outstanding, shall be refunded to the Borrower.

     14.10 Jury Waiver. Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Documents or the transactions contemplated hereby or thereby.

     14.11 Effective Upon Execution. This Agreement shall become effective upon the later of the execution hereof by Banks, Agent and Borrower and the Closing Date, and shall remain effective until all Advances and indebtedness hereunder have been repaid and discharged in full and no commitment to fund any Loan hereunder remains outstanding.

                   [SIGNATURES ARE ON NEXT PAGE]

WITNESS the due execution hereof as of the day and year first above written.

                              REPUBLIC AUTOMOTIVE PARTS, INC.


                              By:/s/_Donald_B._Hauk________________
                                   Donald B. Hauk
                              Its: Executive Vice President and Chief
                                     Financial Officer

                              500 Wilson Pike Circle, Suite 115
                              P.O. Box 2088
                              Brentwood, Tennessee 37027
                              Attn:     Donald B. Hauk,
                              Executive Vice President and Chief
                              Financial Officer
                              Telephone No. (615) 373-2050
                              Facsimile No. (615) 373-1629

                              COMERICA BANK, as Agent and Bank


                              By:/s/_Kristine_L._Andersen__________
                                   Kristine L. Andersen
                              Its: Account Officer

                              500 Woodward Avenue
                              M.C. 3241
                              Detroit, MI 48226
                              Attn: Kristine L. Andersen
                              Telephone No. (313) 222-3648
                              Facsimile No. (313) 222-3330

                              SUNTRUST BANK, NASHVILLE, N.A.


                              By:/s/_Allen_K._Oakley_______________
                                   Allen K. Oakley
                              Its: Senior Vice President

                              201 Fourth Avenue North
                              Nashville, TN 37219
                              Attn:Allen_K.Oakley__________________
                              Telephone No. (615) 748-5934
                              Facsimile No. (615) 748-5161




                                SCHEDULE 1.50

                                PERCENTAGES


                    Comerica Bank       70%

                    Sun Trust           30%

                    Total:             100%


                                SCHEDULE 5.6

                                MARGINS


                                           <2.9:1.0   <3.4:1.0
                                              but        but
Leverage Ratio                   <2.4:1.0  >=2.4:1.0  >=2.9:1.0  >=3.4:1.0
                                 --------  ---------  ---------  ---------

Margin for Commitment Fee            .15%       .20%       .25%       .30%
Margin for Eurodollar-based
Advances                             .75%      1.00%      1.25%      1.50%
Margin for Prime-based
Advances                               0%         0%         0%       .25%


                                SCHEDULE 10.5

                        EXISTING LOANS AND INVESTMENTS


                                    None.